UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2016

HIGH PERFORMANCE BEVERAGES COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-55973	27-3566307
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5137 E. Armor St., Cave Creek, AZ 85331

(Address of principal executive offices) (Zip code)

602.326.8290

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

License Agreement

On August 1, 2016 the Company entered into a license Agreement (the “License Agreement”) with SC Company/ProProm Mexico (“Licensee”) . Pursuant to the License Agreement the Company granted Licensee the exclusive, non-sublicenseable and non-assignable right within Mexico, Central America and South America and any other areas granted in the future to use the Trademarks and Other IP solely in connection with the development, manufacture, distribution, marketing and sale of one or more “Sports Performance Drinks.

The initial term of the License Agreement is three years and provided Licensee is not in default under the Agreement the term of the Agreement shall be automatically extended for one additional three period upon mutually agreeable terms, unless either party notifies the other party in writing at least ninety (90) days prior to the then-scheduled expiration of the Term that such party elects not to extend the Term.

The term the Licensee shall pay the Company royalties in the amount of $10 a case by all sales and other transfers of licensed products and payments of $18,750 per quarter.

Pro Proms goal is to create name recognition and brand awareness for the High Performance Sports Drink in the countries of Mexico, Central & South America, in order to distribute and sell the product by making it synonymous with already established sports drink brands like Gatorade, which are already available in various regions throughout Mexico and Latin America.

Per the Licensing Agreement, a bottling company has been selected and both High Performance Beverage and Pro Prom are in the process of completing exclusivity, non-disclosure contracts and permitting in order to commence production.

A full production run of High Performance Sports Drink is expected to start in September 2016.

The foregoing descriptions of the License Agreement referred to above do not purport to be complete and are qualified in its entirety by reference to the Note, a copy of which are attached to this Current Report on Form 8-K and incorporated into this Item by reference.

Settlement Agreement Payoff

On July 16, 2016 the Company fully completed our obligations under the Settlement Agreement, dated and approved on August 5, 2015, entered into between, Overtime Marketing SE, LLC and Kenny Hansmire (collectively the “Plaintiffs”) and High Performance Beverage Company and Toby McBride (collectively the “Defendants”) (the “Settlement Agreement”). Under the terms of the Settlement Agreement, the Defendants were to jointly and severally pay the Plaintiffs a certain amount (the “Settlement Payment”). As of July 16, 2016 the Company has paid 100% of the Settlement Payment.

Convertible Promissory Note

On August 24, 2016 (the “Effective Date”), High Performance Beverages Company, a Nevada corporation (the “Company”), sold an Original a 12% Convertible Promissory Note in the principal amount of $50,000 (the “Note”) for cash consideration of $40,227 with $9,773 being retained by the purchase of the Note through an original issue discount for due diligence and legal fees related to the Note purchase.

The Note may be converted into common stock of the Company at any time after the Maturity Date at a price equal to 60% of the lowest trading price of the Company’s common stock during the 10 consecutive trading days prior to the date on which Holder elects to convert all or part of the Note. However, If the Company is placed on “chilled” status with the Depository Trust Company (“DTC”), the discount shall be increased by 10%, i.e., from 40% to 50%, until such chill is remedied. If the Company is not Deposits and Withdrawal at Custodian (“DWAC”) eligible through their Transfer Agent and DTC’s Fast Automated Securities Transfer (“FAST”) system, the discount will be increased by 5%, i.e., from 40% to 45%. In the case of both, the discount shall be a cumulative increase of 15%, i.e., from 40% to 55%.

Any default of the Note (as set forth in the Note) not remedied within the applicable cure period will result in a permanent additional 10% increase, i.e., from 40% to 50%, in addition to any other discount, to the Conversion Price discount. Additionally, if an event of default occurs (as defined in the Note), the outstanding principal amount of the Note shall become at the holder’s electing immediately due an amount equal to 150% of the outstanding principal amount of the Note. Commencing 5 days after the occurrence of any event of default that results in the eventual acceleration of the Note, the Note will accrue an additional interest, in addition to the Note’s guaranteed interest at a rate equal to the lesser of 22% per annum or the maximum rate permitted by applicable law.

The Note matures on August 16, 2017 (“Maturity Date”). The Company may prepay the Note as follows:

Days Since Effective Date	Prepayment Amount
Under 30	100% of Principal Amount
31-60	110% of Principal Amount
61-90	120% of Principal Amount
91-120	130% of Principal Amount
121-150	140% of Principal Amount
151-180	150% of Principal Amount

After 180 days from the Effective Date the Note may not be prepaid without written consent from holder.

The Note shall not be converted to the extent that such conversion would result in beneficial ownership by the holder and its affiliates to own more than 9.99% of the issued and outstanding shares of the Company’s common stock.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 with respect to the Note, the Exchange Agreement and the Exchange Note is hereby incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 with respect to the Note and the Exchange Agreement and the Exchange Note is hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description
4.1	Original Issue 12% Convertible Promissory Note
99.1	License Agreement between High Performance Beverages Co. and SC Company/ProProm Mexico

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGH PERFORMANCE BEVERAGES COMPANY

Dated: September 6, 2016	By:	/s/ Toby McBride
Name: Toby McBride
Title: Chief Executive Officer

4